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                                                                    EXHIBIT 99.4


FOR IMMEDIATE RELEASE

ASPENTECH RAISES $30 MILLION IN PRIVATE PREFERRED STOCK SALE

CAMBRIDGE, MA -- FEBRUARY 7, 2002 -- Aspen Technology, Inc. (Nasdaq: AZPN) today announced the completion of a private placement of redeemable convertible preferred stock from which the company received gross proceeds of $30.0 million.

The preferred stock is convertible into AspenTech common stock at an initial price of $19.97 per share, a 13% premium to the closing share price on February 6, 2002. In addition, the company issued five-year warrants to purchase approximately 366,000 shares of common stock at $23.99 per share. In certain circumstances, the investors may purchase an additional $20.0 million of redeemable convertible preferred stock later this month. AspenTech has agreed to register for resale the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants.

Banc of America Securities LLC served as sole placement agent in connection with the private placement.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

ABOUT ASPENTECH
Aspen Technology, Inc. is a leading supplier of integrated software and solutions to the process industries. The company's Aspen ProfitAdvantage(TM) solution enables companies to identify and maximize profit opportunities throughout their entire value chain -- from the supply of raw materials, through the production of goods, to the delivery of final products to customers. The Aspen ProfitAdvantage solution encompasses engineering, manufacturing, supply chain and e-business collaboration technologies, providing the tools that enable manufacturers to design, optimize and execute business processes in real time. Over 1,200 leading process companies already rely on AspenTech's 20 years of process industry experience to increase revenues, reduce costs and improve capital efficiency. AspenTech's customers include: Air Liquide, AstraZeneca, Bayer, BASF, BP, Chevron, Dow Chemical, DuPont, Equistar, Exxon Mobil, GlaxoSmithKline, Merck, Mitsubishi Chemical, and Unilever. For more information, visit www.aspentech.com.

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Contacts:

For Media                                             For Investors:
Peter Watt                   Carin Warner             Joshua Young
Aspen Technology, Inc.       Warner Communications    Aspen Technology, Inc.
+44 1223 819-752             (978) 526-1960           (617) 949-1274
peter.watt@aspentech.com     carin@warnerpr.com       joshua.young@aspentech.com